Exhibit 99.1

Apellis Highlights Commercial Execution and Strategic Priorities at the 44th Annual J.P. Morgan Healthcare Conference

•	Full-year 2025 preliminary[1] U.S. net product revenues of $689 million

•	SYFOVRE® (pegcetacoplan injection) total injection demand grew 17% year-over-year; regulatory submission for prefilled syringe planned in 1H 2026

•	Strong EMPAVELI® (pegcetacoplan) launch in C3G and primary IC-MPGN continues, with 267 new patient start forms in 2025; more than 5% market penetration following the first full quarter post-launch

•	Pivotal trials initiated for EMPAVELI in two additional nephrology indications, FSGS and DGF

•	Preliminary year-end cash and cash equivalents of approximately $466 million; projected revenues, cash and cash equivalents expected to be sufficient to fund operations to profitability

WALTHAM, Mass., January 12, 2026 (GLOBE NEWSWIRE) – Apellis Pharmaceuticals, Inc. (Nasdaq: APLS), today announced preliminary U.S. net product revenues for the fourth quarter and the full year 2025, as well as its strategic priorities for continued growth across the business.

“In 2025, we made significant strides across our business, translating focused execution into meaningful commercial and pipeline progress that positions us for strong momentum as we enter 2026,” said Cedric Francois, M.D., Ph.D., chief executive officer at Apellis. “As we look ahead, our priority is expanding the geographic atrophy market and advancing targeted initiatives to further strengthen SYFOVRE’s competitive position and long-term growth potential. EMPAVELI continues to build toward blockbuster status, with more than 5% market penetration in C3G and primary IC-MPGN following its first full quarter post-launch. With a strong balance sheet and growing commercial revenue base, we believe that we are well positioned to self-fund our pipeline and drive long-term sustainable value creation through disciplined financial execution.”

Transforming the treatment of geographic atrophy (GA) with SYFOVRE

•	Strong patient demand for SYFOVRE continued with 17% growth in total injections year-over-year.

•	In the fourth quarter of 2025:

•	SYFOVRE remained the clear market leader in GA with total market share of approximately 60%.

•	Consistent total injections quarter-over-quarter reflecting year-end seasonality.

•	Delivered approximately 102K SYFOVRE doses to physician offices, including approximately 89K commercial doses and approximately 13K free goods doses.

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Recently announced new five-year data from a post hoc analysis of the GALE extension study, which demonstrated that SYFOVRE delayed the progression of GA by approximately 1.5 years in patients with nonsubfoveal GA when compared to sham/projected sham.

•	Advancing a best-in-class prefilled syringe for SYFOVRE with regulatory submission planned in the first half of 2026.

[1]

The Company’s U.S. net product revenues and cash figures presented in this press release are preliminary and unaudited, represent management’s estimate as of the date of this release and are subject to completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the Company’s net product revenues or cash figures.

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Developing OCT-F (Optical Coherence Tomography—Functional), an AI imaging tool designed to visualize functional decline and quantify treatment impact. The tool is expected to be available for research use in retina specialist practices beginning in the second half of 2026.

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The Phase 2 study of SYFOVRE + APL-3007, a potential next generation treatment aimed at comprehensively blocking complement activity in the retina and choroid, is ongoing with topline data expected in 2027.

Maximizing EMPAVELI’s impact in rare diseases

•	Focused on the continued, strong commercial launch of EMPAVELI in C3 glomerulopathy (C3G) and primary immune complex glomerulonephritis (IC-MPGN):

•	267 cumulative patient start forms received as of December 31, 2025. This represents more than 5% penetration into the U.S. patient market[2] in just five months post-launch.

•	Rapid payer uptake with 95% of policies covering to label or with minimal restrictions.

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Sobi, the Company’s ex-U.S. commercialization partner, recently received a positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) for its indication extension application for Aspaveli in C3G and primary IC-MPGN.

•	The New England Journal of Medicine recently published positive Phase 3 VALIANT results of EMPAVELI for C3G and primary IC-MPGN.

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Initiated pivotal trials of EMPAVELI in focal segmental glomerulosclerosis (FSGS) and delayed graft function (DGF), two rare kidney diseases with significant complement pathway involvement and high unmet need.

Advancing innovative pipeline, leveraging complement expertise

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Advancing investigational pre-clinical research of APL-9099[3], a potential one-time neonatal Fc receptor (FcRn) treatment using base editing technology from Beam Therapeutics. An investigational new drug (IND) submission is planned in the second half of 2026.

Preliminary full-year 2025 financial results and cash position

Apellis announced preliminary U.S. net product revenues of approximately $689 million for the full year 2025.

•	SYFOVRE: Approximately $155 million and $587 million in preliminary U.S. net product revenues in the fourth quarter and full year 2025, respectively.

•	EMPAVELI: Approximately $35 million and $102 million in preliminary U.S. net product revenues in the fourth quarter and full year 2025, respectively.

As of December 31, 2025, Apellis had approximately $466 million in cash and cash equivalents. Apellis continues to expect that its cash and cash equivalents, combined with expected product revenues, will fund the business to profitability.

J.P. Morgan Healthcare Conference Presentation and Webcast

Dr. Francois will discuss these updates in a corporate presentation at the 44th Annual J.P. Morgan Healthcare Conference today, Monday, January 12, 2026, at 11:15 a.m. PT (2:15 p.m. ET). The event will be available via a live webcast from the “Events and Presentations” page of the “Investors and Media” section of the Company’s website. A replay of the webcast will be available for approximately 30 days following the event.

[2]	Based on Apellis estimate of approximately 5,000 U.S. patient population for C3G and primary IC-MPGN.
[3]	Lipid nanoparticle (LNP) technology licensed from Acuitas Therapeutics, Inc.

About SYFOVRE® (pegcetacoplan injection)

SYFOVRE® (pegcetacoplan injection) is the first-ever approved therapy for geographic atrophy (GA). By targeting C3, SYFOVRE is designed to provide comprehensive control of the complement cascade, part of the body’s immune system. SYFOVRE is approved in the United States for the treatment of GA secondary to age-related macular degeneration.

About EMPAVELI®/Aspaveli® (pegcetacoplan)

EMPAVELI®/Aspaveli® (pegcetacoplan) is a targeted C3 therapy designed to regulate excessive activation of the complement cascade, part of the body’s immune system, which can lead to the onset and progression of many serious diseases. It is the first treatment approved in the United States for C3 glomerulopathy (C3G) or primary immune complex membranoproliferative glomerulonephritis (IC-MPGN) in patients 12 years of age or older, to reduce proteinuria. EMPAVELI/Aspaveli® is also approved for the treatment of paroxysmal nocturnal hemoglobinuria (PNH) in the United States, European Union, and other countries globally. EMPAVELI is being evaluated for the treatment of additional rare diseases.

About the Apellis and Sobi Collaboration

Apellis and Sobi have global co-development rights for systemic pegcetacoplan. Sobi has exclusive ex-U.S. commercialization rights for systemic pegcetacoplan, and Apellis has exclusive U.S. commercialization rights for systemic pegcetacoplan and worldwide commercial rights for ophthalmological pegcetacoplan, including for geographic atrophy.

U.S. Important Safety Information for SYFOVRE® (pegcetacoplan injection)

CONTRAINDICATIONS

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SYFOVRE is contraindicated in patients with ocular or periocular infections, in patients with active intraocular inflammation, and in patients with hypersensitivity to pegcetacoplan or any of the excipients in SYFOVRE. Systemic hypersensitivity reactions (e.g., anaphylaxis, rash, urticaria) have occurred.

WARNINGS AND PRECAUTIONS

•	Endophthalmitis and Retinal Detachments

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Intravitreal injections, including those with SYFOVRE, may be associated with endophthalmitis and retinal detachments. Proper aseptic injection technique must always be used when administering SYFOVRE to minimize the risk of endophthalmitis. Patients should be instructed to report any symptoms suggestive of endophthalmitis or retinal detachment without delay and should be managed appropriately.

•	Retinal Vasculitis and/or Retinal Vascular Occlusion

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Retinal vasculitis and/or retinal vascular occlusion, typically in the presence of intraocular inflammation, have been reported with the use of SYFOVRE. Cases may occur with the first dose of SYFOVRE and may result in severe vision loss. Discontinue treatment with SYFOVRE in patients who develop these events. Patients should be instructed to report any change in vision without delay.

•	Neovascular AMD

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In clinical trials, use of SYFOVRE was associated with increased rates of neovascular (wet) AMD or choroidal neovascularization (12% when administered monthly, 7% when administered every other month and 3% in the control group) by Month 24. Patients receiving SYFOVRE should be monitored for signs of neovascular AMD. In case anti-Vascular Endothelial Growth Factor (anti-VEGF) is required, it should be given separately from SYFOVRE administration.

•	Intraocular Inflammation

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In clinical trials, use of SYFOVRE was associated with episodes of intraocular inflammation including: vitritis, vitreal cells, iridocyclitis, uveitis, anterior chamber cells, iritis, and anterior chamber flare. After inflammation resolves, patients may resume treatment with SYFOVRE.

•	Increased Intraocular Pressure

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Acute increase in IOP may occur within minutes of any intravitreal injection, including with SYFOVRE. Perfusion of the optic nerve head should be monitored following the injection and managed as needed.

ADVERSE REACTIONS

•	Most common adverse reactions (incidence ≥5%) are ocular discomfort, neovascular age-related macular degeneration, vitreous floaters, conjunctival hemorrhage.

Please see full Prescribing Information for more information. for more information.

U.S. Important Safety Information for EMPAVELI® (pegcetacoplan)

BOXED WARNING: SERIOUS INFECTIONS CAUSED BY ENCAPSULATED BACTERIA

EMPAVELI, a complement inhibitor, increases the risk of serious infections, especially those caused by encapsulated bacteria, such as Streptococcus pneumoniae, Neisseria meningitidis, and Haemophilus influenzae type B. Life-threatening and fatal infections with encapsulated bacteria have occurred in patients treated with complement inhibitors. These infections may become rapidly life-threatening or fatal if not recognized and treated early.

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Complete or update vaccination for encapsulated bacteria at least 2 weeks prior to the first dose of EMPAVELI, unless the risks of delaying therapy with EMPAVELI outweigh the risks of developing a serious infection. Comply with the most current Advisory Committee on Immunization Practices (ACIP) recommendations for vaccinations against encapsulated bacteria in patients receiving a complement inhibitor.

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Patients receiving EMPAVELI are at increased risk for invasive disease caused by encapsulated bacteria, even if they develop antibodies following vaccination. Monitor patients for early signs and symptoms of serious infections and evaluate immediately if infection is suspected.

Because of the risk of serious infections caused by encapsulated bacteria, EMPAVELI is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the EMPAVELI REMS.

CONTRAINDICATIONS

•	Hypersensitivity to pegcetacoplan or to any of the excipients

•	For initiation in patients with unresolved serious infection caused by encapsulated bacteria including Streptococcus pneumoniae, Neisseria meningitidis, and Haemophilus influenzae type B

WARNINGS AND PRECAUTIONS

Serious Infections Caused by Encapsulated Bacteria

EMPAVELI, a complement inhibitor, increases a patient’s susceptibility to serious, life-threatening, or fatal infections caused by encapsulated bacteria including Streptococcus pneumoniae, Neisseria meningitidis (caused by any serogroup, including non-groupable strains), and Haemophilus influenzae type B. Life-threatening and fatal infections with encapsulated bacteria have occurred in both vaccinated and unvaccinated patients treated with complement inhibitors. The initiation of EMPAVELI treatment is contraindicated in patients with unresolved serious infection caused by encapsulated bacteria.

Complete or update vaccination against encapsulated bacteria at least 2 weeks prior to administration of the first dose of EMPAVELI, according to the most current ACIP recommendations for patients receiving a complement inhibitor. Revaccinate patients in accordance with ACIP recommendations considering the duration of therapy with EMPAVELI. Note that ACIP recommends an administration schedule in patients receiving complement inhibitors that differs from the administration schedule in the vaccine prescribing information. If urgent EMPAVELI therapy is indicated in a patient who is not up to date with vaccines against encapsulated bacteria according to ACIP recommendations, provide the patient with antibacterial drug prophylaxis and administer these vaccines as soon as possible. The benefits and risks of treatment with EMPAVELI, as well as the benefits and risks of antibacterial drug prophylaxis in unvaccinated or vaccinated patients, must be considered against the known risks for serious infections caused by encapsulated bacteria.

Vaccination does not eliminate the risk of serious encapsulated bacterial infections, despite development of antibodies following vaccination. Closely monitor patients for early signs and symptoms of serious infection and evaluate patients immediately if an infection is suspected. Inform patients of these signs and symptoms and instruct patients to seek immediate medical care if these signs and symptoms occur. Promptly treat known infections. Serious infection may become rapidly life-threatening or fatal if not recognized and treated early. Consider interruption of EMPAVELI in patients who are undergoing treatment for serious infections.

EMPAVELI is available only through a restricted program under a REMS.

EMPAVELI REMS

EMPAVELI is available only through a restricted program under a REMS called EMPAVELI REMS, because of the risk of serious infections caused by encapsulated bacteria. Notable requirements of the EMPAVELI REMS include the following:

Under the EMPAVELI REMS, prescribers must enroll in the program. Prescribers must counsel patients about the risks, signs, and symptoms of serious infections caused by encapsulated bacteria, provide patients with the REMS educational materials, ensure patients are vaccinated against encapsulated bacteria at least 2 weeks prior to the first dose of EMPAVELI, prescribe antibacterial drug prophylaxis if patients’ vaccine status is not up to date and treatment must be started urgently, and provide instructions to always carry the Patient Safety Card both during treatment, as well as for 2 months following last dose of EMPAVELI. Pharmacies that dispense EMPAVELI must be certified in the EMPAVELI REMS and must verify prescribers are certified.

Further information is available at www.empavelirems.com or 1-888-343-7073.

Infusion-Related Reactions

Systemic hypersensitivity reactions (eg, facial swelling, rash, urticaria, pyrexia) have occurred in patients treated with EMPAVELI, which may resolve after treatment with antihistamines. Cases of anaphylaxis leading to treatment discontinuation have been reported. If a severe hypersensitivity reaction (including anaphylaxis) occurs, discontinue EMPAVELI infusion immediately, institute appropriate treatment, per standard of care, and monitor until signs and symptoms are resolved.

Monitoring Paroxysmal Nocturnal Hemoglobinuria (PNH) Manifestations after Discontinuation of EMPAVELI

After discontinuing treatment with EMPAVELI, closely monitor for signs and symptoms of hemolysis, identified by elevated LDH levels along with sudden decrease in PNH clone size or hemoglobin, or reappearance of symptoms such as fatigue, hemoglobinuria, abdominal pain, dyspnea, major adverse vascular events (including thrombosis), dysphagia, or erectile dysfunction. Monitor any patient who discontinues EMPAVELI for at least 8 weeks to detect hemolysis and other reactions. If hemolysis, including elevated LDH, occurs after discontinuation of EMPAVELI, consider restarting treatment with EMPAVELI.

Interference with Laboratory Tests

There may be interference between silica reagents in coagulation panels and EMPAVELI that results in artificially prolonged activated partial thromboplastin time (aPTT); therefore, avoid the use of silica reagents in coagulation panels.

ADVERSE REACTIONS

Most common adverse reactions in adult patients with PNH (incidence ≥10%) were injection site reactions, infections, diarrhea, abdominal pain, respiratory tract infection, pain in extremity, hypokalemia, fatigue, viral infection, cough, arthralgia, dizziness, headache, and rash.

Most common adverse reactions in adult and pediatric patients 12 years of age and older with C3 glomerulopathy (C3G) or primary immune-complex membranoproliferative glomerulonephritis (IC-MPGN) (incidence ≥10%) were injection-site reactions, pyrexia, nasopharyngitis, influenza, cough, and nausea.

USE IN SPECIFIC POPULATIONS

Females of Reproductive Potential

EMPAVELI may cause embryo-fetal harm when administered to pregnant women. Pregnancy testing is recommended for females of reproductive potential prior to treatment with EMPAVELI. Advise female patients of reproductive potential to use effective contraception during treatment with EMPAVELI and for 40 days after the last dose.

Please see full Prescribing Information, including Boxed WARNING regarding serious infections caused by encapsulated bacteria, and Medication Guide.

About Apellis

Apellis Pharmaceuticals, Inc. is a global biopharmaceutical company leading the way in complement science to develop life-changing therapies for some of the most challenging diseases patients face. We ushered in the first new class of complement medicine in 15 years and now have two C3-targeting medicines approved to treat four serious diseases. Breakthroughs for patients include the first-ever therapy for geographic atrophy, a leading cause of blindness, and the first treatment for patients 12 and older with C3G or primary IC-MPGN, two severe, rare kidney diseases. We believe we have only begun to unlock the potential of targeting C3 across many serious diseases. For more information, please visit http://apellis.com or follow us on LinkedIn and X.

Apellis Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including adjustments to Apellis’ preliminary revenue figures resulting from, among other things, the completion of financial closing and audit procedures for the quarter and year ended December 31, 2025; whether the results of the Company’s clinical trials for EMPAVELI, SYFOVRE, or any of its future products will warrant regulatory submissions to the FDA or equivalent foreign regulatory agencies and whether the Company will make regulatory submissions when anticipated; whether systemic pegcetacoplan will receive approval from foreign regulatory agencies for C3G and primary IC-MPGN; the rate and degree of market acceptance and clinical utility of EMPAVELI, SYFOVRE and any future products for which we receive marketing approval will impact our commercialization efforts; whether data from the Company’s clinical trials will be available when anticipated; whether results obtained in clinical trials will be indicative of results that will be generated in future clinical trials or in the real world setting; whether the Company’s products will generate the revenues projected by the Company, the Company will achieve profitability or maintain profitability, if achieved; whether the Company cash resources, together with its projected revenues, will fund its operations through profitability; and other factors discussed in the “Risk Factors” section of Apellis’ Annual Report on Form 10-K with the Securities and Exchange Commission on February 28, 2025 and in other filings that Apellis may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Apellis specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Tracy Vineis

media@apellis.com

617.420.4839

Investor Contact:

Eva Stroynowski

ir@apellis.com

617.938.6229